Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 11, 2010 (relating to the combined financial statements and financial statement schedule of Clearview Properties for the year ended December 31, 2007), in the Registration Statement on Form S-11 and related Prospectus of Clearview Hotel Trust, Inc. dated May 11, 2010.

/s/ Ernst & Young LLP

Cincinnati, Ohio

May 11, 2010